                                                                     Exhibit 4.1

                       FOURTH AMENDMENT TO CREDIT AGREEMENT

         THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of September 27, 2002, is entered into among (1) ALPHA TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Borrower"), (2) the Lenders party to the Credit Agreement referred to below and (3) UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

         A. The Borrower, the Lenders and the Agent previously entered into that certain Credit Agreement dated as of December 26, 2000, as amended by that certain Amendment to Credit Agreement and Waiver dated as of January 28, 2002, that certain Second Amendment to Credit Agreement and Waiver dated as of March 4, 2002 and that certain Third Amendment to Credit Agreement and Waiver dated as of July 24, 2002 (as amended, the "Credit Agreement"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

         B. Concurrently with the negotiation of this Amendment, Wakefield is negotiating a sale and lease back of its manufacturing facility (as permitted by Section 6.11 of the Credit Agreement) located in Pelham, New Hampshire, the Net Proceeds of which will be applied towards a $5,000,000 Reduction Installment of the Borrower. The Borrower has informed the Agent and the Lenders that (i) it will be unable to make such Reduction Installment in the absence of such a sale and lease back transaction and (ii) it requires certain changes to the Credit Agreement in order to complete such transaction, including, among other things, an October 1, 2002 payment date instead of September 30, 2002, reduced Reduction Installments in Fiscal Year 2003 and an extension of the Revolving Loan facility by one year.

         C. The Lenders have agreed to make such changes, in each case subject to the terms and conditions set forth herein.

         D. As of the date hereof, prior to the effectiveness of this Amendment,
(i) the aggregate principal amount of Revolving Loans outstanding under the Credit Agreement is $3,500,000 and (ii) aggregate principal amount of Term Loans outstanding under the Credit Agreement is $27,400,000. There are no Letters of Credit outstanding.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

         SECTION 1. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows effective as of the date first set forth above, subject to satisfaction of the conditions precedent set forth in Section 3 below:

         (a) The definitions of "Excess Cash Flow," "Forecast," "Pelham Lease Expenses," "Permitted Stock Repurchases" and "Revolving Loan Commitment Expiration Date" in Section 1.1 of the Credit Agreement are hereby respectively restated in their entirety to read as follows:

                  "`Excess Cash Flow': for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBITDA for such period, less, during such period (in each case, without duplication), (i) Interest Expense for such period, (ii) regularly scheduled principal payments due on Indebtedness during such period (excluding optional and mandatory prepayments due under Sections 2.4 and 2.5), including payments due with respect to the principal component of Capitalized Lease Obligations, (iii) cash taxes paid or due and payable for such period, (iv) cash Capital Expenditures made during such period and (v) increases (or plus decreases) in Net Working Investment."

                  "`Forecast': that certain financial forecast of the Borrower prepared in contemplation of a sale-leaseback of Wakefield's Pelham, New Hampshire facility, and attached hereto as Exhibit J."

                  "`Pelham Lease Expenses': the aggregate base rent contemplated by Wakefield's lease of the Pelham, New Hampshire facility following Wakefield's consummation of a sale-leaseback thereof, it being understood that such amount shall not include any operating expenses for which Wakefield is liable under such lease, including taxes, utilities, maintenance and insurance."

                  "`Permitted Stock Repurchases': repurchases by the Borrower of its stock in accordance with Section 6.6, provided that the aggregate consideration (including the fair market value of non-cash consideration) paid for such stock in any Fiscal Year of the Borrower shall not exceed the lesser of $250,000 and Available Excess Cash Flow for the prior Fiscal Year."

                  "`Revolving Loan Commitment Expiration Date': June 30, 2004, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether by acceleration or otherwise)."

         (b) Section 1.1 of the Credit Agreement is amended to add the following definition in appropriate alphabetical order:

         "`Fourth Amendment': that certain Fourth Amendment to Credit Agreement dated as of September 27, 2002 entered into among the Borrower, the Lenders and the Agent amending this Agreement."

         (c) The proviso in the first paragraph of Section 2.1(a) of the Credit Agreement is amended by deleting the following:

         ", nor exceed $4,250,000 without the prior written consent of the Majority Lenders (provided that, in the event that the Net Proceeds from Wakefield's sale of its Pelham, New Hampshire facility are less than the amount of the Reduction Installment due on September 30, 2002 (such difference, the "Shortfall"), such $4,250,000 limit shall not apply to the extent the proceeds of Revolving Loans borrowed on such date are applied to fund such Shortfall, subject in any event to the Borrowing Base and the Aggregate Revolving Loan Commitment),".

         (d) Section 2.2(d) of the Credit Agreement is amended as follows: (i) the words "September 30, 2002" are deleted and replaced with the words "October 1, 2002," (ii) the amount of each Reduction Installment in Fiscal Year 2003 is amended by striking "$1,200,000" and replacing such amount with "$750,000" and
(ii) the amount of the Reduction Installment due First Quarter End 2006 is amended by striking "$3,650,000" and replacing such amount with "$5,450,000."

         (e) Section 2.5(a) of the Credit Agreement is amended by deleting the words ", or if such sum exceeds $4,250,000 without the prior written consent of the Majority Lenders."

         (f) Section 2.5(d) of the Credit Agreement is restated in its entirety to read as follows:

         "(d) In the event that at the end of any fiscal quarter of the Borrower ending on and after Fiscal Year End 2002 there shall exist Excess Cash Flow with respect to such fiscal quarter, then on the date which is ten Business Days (such date, the "Payment Date") after the earlier to occur of (i) the date upon which unaudited financial statements of the Borrower with respect to such fiscal quarter become available and (ii) the 45th day after the end of such fiscal quarter, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.5(f)) and, after all Loans have been prepaid, make a Cash Collateral Deposit, in an amount equal to 90% of such Excess Cash Flow; provided that if such fiscal quarter end is also a Fiscal Year End, (A) "Payment Date" shall mean the date which is ten Business Days after the earlier to occur of (i) the date upon which the audited financial statements of the Borrower with respect to such fiscal year become available and (ii) the 90th day after the end of such fiscal year and (B) in the event that such audited financial statements reveal additional Excess Cash Flow with respect to any prior quarter in such fiscal year which should have been applied as a prepayment hereunder (such amount, an "Additional Prepayment Amount"), then the payment due on such Payment Date shall be increased by an amount equal to such Additional Prepayment Amount; provided, further that the foregoing reference to 90% shall be 50% if the Maximum Leverage Ratio for the two fiscal quarters of the Borrower immediately preceding the Payment Date was less than 1.50:1. On or prior to the date of any prepayment required by this Section 2.5(d), the Borrower agrees to provide the Agent with the calculations used by the Borrower in determining the amount of any such prepayment."

         (g) A new Section 2.18 of the Credit Agreement is hereby added to read as follows:

         "2.18 Deferred Restructuring Fee. The Borrower agrees to pay to the Agent, for the account of those Lenders party to the Credit Agreement on the effective date of the Fourth Amendment, a deferred restructuring fee to be shared pro rata among such Lenders, equal to 1% of the sum of (a) the Aggregate Revolving Loan Commitment and (ii) the outstanding principal amount of the Term Loans, in each case as in existence as of Fiscal Year End 2004. Such fee shall be deemed earned in full by such Lenders as of the effectiveness of the Fourth Amendment, but shall not be due until Fiscal Year End 2004."

         (h) Section 5.1(c) of the Credit Agreement is hereby restated in its entirety to read as follows:

         "(c) as soon as available, but in any event not later than 30 days after the end of each fiscal month (except the last fiscal month of each fiscal quarter) of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for such month and the related unaudited income statement and operating cash flow statement for such month and the portion of the fiscal year through the end of such month, along with a comparison of such results with the same period in the prior fiscal year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);."

         (i) Section 5.14 of the Credit Agreement is hereby added to read as follows:

         "5.14 Consultant. The Borrower agrees to retain, upon the request of the Agent or the Majority Lenders at any time, a consultant for the purpose of, inter alia, reviewing the operations, projections, cash flows, financial statements and books and records of the Borrower and its Subsidiaries. The Borrower agrees to cooperate in good faith with any such consultant, and to provide such consultant with access to its properties, books and records, and officers and employees. Such consultant shall be selected by the Agent and the Majority Lenders, and all reasonable costs and expenses of such consultant shall be for the account of the Borrower."

         (j) Section 6.1(a) of the Credit Agreement is restated in its entirety to read as follows:

         "(a) Maximum Leverage Ratio. Permit the Maximum Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to exceed the following levels for the periods indicated:

             Period                                                Ratio
             ------                                                -----
             Third Quarter End 2002                               5.00:1
             Fiscal Year End 2002                                 4.45:1
             First Quarter End 2003                               4.15:1
             Second Quarter End 2003                              4.30:1
             Third Quarter End 2003                               4.60:1
             Fiscal Year End 2003                                 4.15:1
             First Quarter End 2004 through and                   1.85:1
             including Fiscal Year End 2004
             First Quarter End 2005 and thereafter                1.75:1


; provided, that for purposes of calculating the covenant in this Section 6.1(a) only, the definition of `EBITDA' shall be deemed to read as follows:

                  `EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus, without duplication,
         (i) provisions for income taxes, (ii) depreciation and amortization,
         (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment and the amendment fee paid pursuant to Section 3 of the Fourth Amendment), (v) $250,000 in Restructuring Charges for Fiscal Year 2002 and (vi) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142."

         (k) Section 6.1(b) of the Credit Agreement is restated in its entirety to read as follows:

         "(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the following levels for the periods indicated:

             Period                                                Ratio
             ------                                                -----
             Third Quarter End 2002                               1.15:1
             Fiscal Year End 2002                                 1.00:1
             First Quarter End 2003                               1.00:1
             Second Quarter End 2003                              0.95:1
             Third Quarter End 2003                               0.90:1
             Fiscal Year End 2003                                 0.90:1
             First Quarter End 2004 through and                   0.80:1
             including Fiscal Year End 2004
             First Quarter End 2005 and thereafter                0.85:1


; provided, that for purposes of calculating the covenant in this Section 6.1(b) only,

(i) the Fixed Charge Coverage Ratio for Fiscal Year End 2002 shall be based on the fiscal quarter most recently ended and the immediately preceding two fiscal quarters only, without reference to any other fiscal quarter; and

(ii)     the definition of `EBITDA' shall be deemed to read as follows:

                  `EBITDA': for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus, without duplication,
         (i) provisions for income taxes, (ii) depreciation and amortization,
         (iii) Interest Expense, (iv) loan fees paid in connection with the Loan Documents (including (x) the effect, if any, of execution of warrant agreements in connection with the Loan Documents and (y) the amendment and waiver fee paid pursuant to the Third Amendment and the amendment fee paid pursuant to Section 3 of the Fourth Amendment), (v) $250,000 in Restructuring Charges for Fiscal Year 2002 and (vi) the amount of any charge taken by the Borrower solely for the adoption of FASB Rule 142."

         (l) Section 6.1(e) of the Credit Agreement is amended by striking the reference to "$6,145,000" and replacing it with "$5,612,000."

         (m) Section 6.2 is amended by (i) adding the word "and " immediately following the end of Section 6.2(f), (ii) striking "; and " at the end of
Section 6.2(g) and replacing it with a period and (iii) deleting Section 6.2(h) in its entirety.

         (n) Section 6.3 is amended by (i) adding the word "and " immediately following the end of Section 6.3(f), (ii) striking "; and " at the end of
Section 6.3(g) and replacing it with a period and (iii) deleting Section 6.3(h) in its entirety.

         (o) Section 6.5 is amended by striking the reference to "$4,000,000" and replacing it with a reference to "$4,490,000."

         (p) The proviso in Section 6.6 is hereby restated in its entirety to read as follows:

         "; provided however, that (i) the Borrower may consummate Permitted Stock Repurchases following the end of its Fiscal Year, on and after receipt by the Agent of the financial statements and Covenant Compliance Certificate with respect to such Fiscal Year pursuant to Section 5.1(a) and 5.2(a), and so long as no Default has occurred and is continuing or would result therefrom and (ii) the Subsidiaries shall in any case be permitted to pay cash dividends to the Borrower."

         (q) Section 6.11 is hereby restated in its entirety to read as follows:

         "6.11 Sale-Leaseback Transactions; Lease Obligations. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property; provided that Wakefield may sell its manufacturing facility located in Pelham, New Hampshire and thereafter directly lease back the same property (which lease may be guaranteed by the Borrower on an unsecured basis and in a form and on terms satisfactory to the Agent and the Majority Lenders), provided that (a) such sale is made in accordance with the last sentence of Section 6.5 and (b) the Borrower has delivered a Landlord Consent and a copy of such lease and guarantee to the Agent. The Borrower shall not, and shall not permit any Subsidiary to, create, incur or suffer to exist any obligations as lessee for the payment of Lease Expenses other than (a) rental expense with respect to Capitalized Lease Obligations not in excess of $250,000 in any Fiscal Year and (b)

Lease Expenses for long-term operating leases not in excess of $2,500,000 in any Fiscal Year (plus the Pelham Lease Expenses for such period, provided that such Pelham Lease Expenses do not exceed $734,724)."

         (r) Section 7(c) is hereby restated in its entirety to read as follows:

         "(c) The Borrower shall be in default in the observance or performance of any agreement contained in Section 5.2(f), 5.5, 5.7, 5.12, 5.13 or 5.14, or any provision of Section 6: or."

         (s) Exhibits J-1 and J-2 to the Credit Agreement are hereby deleted and replaced with Exhibit J attached hereto.

         SECTION 2. Agreement and Waiver.

         (a) Prior to the effectiveness of this Amendment, Section 2.2(d) of the Credit Agreement required the Borrower to make a $5,000,000 Reduction Installment on September 30, 2002. The Borrower failed to make such Reduction Installment. As a result of such noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. At the Borrower's request, the Lenders agree to waive such Event of Default if such Reduction Installment is received no later than October 1, 2002, and subject to the terms and conditions set forth herein.

         (b) Section 7(A) of the Warrant Agreements provides that no later than 45 days following the Issue Date (as defined therein), the Borrower will file a registration statement with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933, as amended, of the shares of common stock issued or issuable upon the exercise of such Warrant Agreements and will cause such registration statement to become effective (the "Registration Effective Date") as a shelf registration no later than 90 days after the Issue Date (as defined therein). As part of the Second Amendment and with respect to the Warrant Agreements dated as of January 28, 2002, the Lenders agreed to provide an additional 30 days after each such compliance date, subject to the terms and conditions set forth in the Second Amendment. Pursuant to a letter agreement dated April 22, 2002, the Registration Date was again extended to June 10, 2002. The Borrower failed to cause its registration statement to become effective by such date, resulting in an Event of Default under the Credit Agreement. As part of the Third Amendment, the Lenders agreed to waive such Event of Default, subject to the terms and conditions set forth therein and provided that that the Borrower (i) filed its amended registration statement for the Warrant Agreements on a date not later than February 4, 2003 and (ii) caused such registration statement to become effective as a shelf registration on a date not later than March 31, 2003. The Borrower has informed the Lenders that it will be unable to cause such registration statement to become effective as a shelf registration by March 31, 2003. At the Borrower's request, the Lenders agree to extend the date by which such registration statement must become effective to a date not later than March 31, 2004.

         (c) The foregoing waiver and agreement is given in this instance only. The foregoing waiver and agreement shall not be construed as a waiver of or consent to any violation of, or deviation from, any other term or condition of the Credit Agreement or any other Loan Document, nor shall such waiver or agreement be construed to evidence the willingness of the

Agent or the Lenders to give any other or additional waiver or agreement, whether in similar or different circumstances.

         SECTION 3. Conditions Precedent. This Amendment shall become effective as of the date first set forth above upon receipt by the Agent of the following:

         (a) this Amendment, duly executed by the Borrower and the Lenders;

         (b) evidence of the Guarantors' consent to this Amendment, substantially in the form of Exhibit A hereto;

         (c) a copy of the executed lease whereby Wakefield leases back its manufacturing facility in Pelham, New Hampshire from 33 Bridge Street, LLC, a Nevada limited liability company ("33 Bridge Street"), following the sale and lease back contemplated in Section 6.11 of the Credit Agreement, along with a copy of the guarantee, if any, executed by the Borrower in connection therewith;

         (d) a Landlord Consent, duly executed by 33 Bridge Street, in form and substance satisfactory to the Agent;

         (e) resolutions of the board of directors of the Borrower, authorizing this Amendment, certified by a Responsible Officer of the Borrower;

         (f) the Net Proceeds, in immediately available funds, of the sale of the Pelham facility, as contemplated in Section 6.11 of the Credit Agreement;

         (g) an amendment fee equal to twenty basis points on the outstanding principal amount of the Loans (assuming that the Reduction Installment that is payable no later than October 1, 2002 has been paid), in immediately available funds, to be shared pro rata by the Lenders executing this Amendment on or before the date hereof, and all outstanding fees and expenses of the Agent including legal fees incurred in connection with the negotiation, drafting and execution of this Amendment to the extent requested by the Agent to be paid in connection herewith; and

         (h) such other documents, agreements and opinions as the Agent or any Lender may request.

         SECTION 4. Reference to and Effect on the Credit Agreement and the Other Loan Documents.(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended hereby.

         (b) Except as specifically amended herein, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents, except as specifically set forth herein.

         SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants, for the benefit of the Lenders and the Agent, as follows: (i) the Borrower has all requisite power and authority under applicable law and under its charter documents to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby; (ii) all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for the Borrower to execute, deliver and perform this Amendment, and to perform the Credit Agreement as amended hereby, have been taken and/or received; (iii) this Amendment, and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with the terms hereof; (iv) the execution, delivery and performance of this Amendment, and the performance of the Credit Agreement, as amended hereby, will not (a) violate or contravene any material Requirement of Law, (b) result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, or (c) result in or require the creation of any Lien upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired; (v) the representations and warranties contained in the Credit Agreement and the other Loan Documents are correct in all material respects on and as of the date of this Amendment, after giving effect to the same, as though made on and as of such date; and (vi) except as discussed in Section 2(a) of this Amendment, no Default has occurred and is continuing.

         SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

         SECTION 7. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        ALPHA TECHNOLOGIES GROUP, INC.


                                        By: /s/ Lawrence Butler
                                           -------------------------------------
                                        Name: Lawrence Butler
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                              ----------------------------------


                                        UNION BANK OF CALIFORNIA, N.A., as Agent and as a Lender


                                        By: /s/ Cecilia M. Valente
                                           -------------------------------------
                                        Name: Cecilia M. Valente
                                        Title: Senior Vice President

                                        CALIFORNIA BANK & TRUST, as a Lender

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                        IBM CREDIT CORPORATION, as a Lender


                                        By: /s/
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                        MANUFACTURERS BANK

                                        A California Banking Corporation, as a
                                        Lender

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                        U.S. BANK NATIONAL ASSOCIATION, as a
                                        Lender


                                        By: /s/
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                       S-2